UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
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FORM 8-K
___________________

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

February 19, 2007
Date of report (Date of earliest event reported)
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ASSOCIATED MEDIA HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)
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NEVADA	333-139640
State or Other Jurisdiction	Commission File Number
of Incorporation

83-0443907
IRS Employer Identification Number
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Park Tower, 5150 East Pacific Coast Highway, Suite 300, Long Beach, CA 90804
(Address of Principal Executive Offices/Zip Code)

562-986-4800
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to satisfy simultaneously the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1. - Registrant's Business and Operations

Item 2.01 Completion of Acquisition or Disposition of Assets

On February 19, 2007, Associated Media Holdings, Inc. (the “Company”) completed the acquisition of certain assets of icelounge.com, Inc., a Delaware corporation (“icelounge”), pursuant to an Asset Acquisition Agreement dated as of the same date (the “Agreement”). Pursuant to the Agreement and pursuant to arm’s length negotiations, the Company issued 700,000 shares of its common stock and paid aggregate cash consideration of $45,000 using its cash on hand. icelounge.com, Inc. is a Newport Beach, California-based company that operates community websites focused on action sports enthusiasts. icelounge.com combined its proprietary social networking software with consumer generated media to create a membership based community of action sports participants and fans. The principal assets acquired include the social networking software and website located at www.icelounge.com (which was recently renamed www.ignitionsk8.com), the user generated media and content and the website’s registered users. Prior to the acquisition of the icelounge assets, various of the principals of icelounge and their associates provided technology consulting and software application development services to the Company in exchange for $87,000, and for the period of six months prior to the closing of the acquisition the Company paid the server hosting bills for the community of approximately $600 per month. As part of the software application development process, additional communities were launched located at each of “ignitionsurf.com,” “ignitionmx.com,” “ignitionsnow.com,” and “Ignitionbmx.com.” The Company acquired all rights in those communities, and the related user generated media and content and the websites’ registered users.

The description contained in this Item 2.01 of certain terms of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 2.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibits

2.1	Asset Acquisition Agreement by and among the Company and icelounge.com, Inc., Nicholas D. Woodin and Nelson Chau.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSOCIATED MEDIA HOLDINGS, INC.

Dated: February 23, 2007	By: /s/ Darryl Franklin
Darryl Franklin, President and Chief
Executive Officer